Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2008 RESULTS

JASPER, IN (November 5, 2007) - Kimball International, Inc. (NASDAQ: KBALB) today reported sales of $333.9 million and income from continuing operations of $6.6 million, or $0.17 per Class B diluted share, for the first quarter of fiscal year 2008, which ended September 30, 2007.

The following discussion excludes the results of discontinued operations for all periods presented.

Consolidated Overview

Financial Highlights (Dollars in millions, Except Per Share Data)	Three Months Ended

	Sept. 30, 2007	% of Sales	Sept. 30, 2006	% of Sales	Percent Change

Net Sales	$333.9		$309.8		7.8%
Gross Profit	$ 67.8	20.3%	$ 64.7	20.9%
SG&A	$ 59.5	17.8%	$ 56.2	18.1%
Income from Continuing Operations	$ 6.6	2.0%	$ 6.3	2.0%	4.4%
Earnings Per Share from Continuing Operations	$ 0.17		$ 0.16		6.3%

Non-GAAP Financial Measures
Net Sales, excluding acquisition, pricing adjustment discussed below, and contract private label sales	$330.4		$303.7		8.8%
Income from Continuing operations excluding Restructuring Charges	$ 6.8	2.0%	$ 6.5	2.1%	4.2%
Earnings Per Share from Continuing Operations excluding Restructuring Charges	$ 0.18		$ 0.17		5.9%
  Consolidated first quarter fiscal year 2008 net sales included:
    $36.6 million of net sales from a fiscal year 2007 acquisition in the Electronic Manufacturing Services (EMS) segment
    Approximately $33 million reduction in net sales due to a change in the price of finished product sold to a customer in EMS segment (The cost of raw material which the Company purchases from this same customer was reduced by the same amount, and therefore, this pricing change had no impact on income from continuing operations.)
    No sales of contract furniture private label products during the first quarter of fiscal year 2008 due to a planned exit of this furniture product line, compared to $6.1 million of sales in the same quarter of the prior year
    Refer to the Non-GAAP Net Sales numbers disclosed in the above table which adjust for these three items

  Consolidated first quarter SG&A increased in dollars over the prior year due primarily to the incremental SG&A costs of the fiscal year 2007 acquisition in the EMS segment and increased investments in the Company's Furniture segment sales force. As a percent of sales, SG&A costs declined in the fiscal year 2008 first quarter when compared to the prior year due to the leverage of the higher sales volume.

  Other income in the current year first quarter was favorably impacted by pre-tax income of $1.3 million relating to funds received as part of a Polish offset credit program for investments made in the Company's Poland operation. This equated to an after-tax favorable impact to income from continuing operations of $0.7 million, or $0.02 per Class B diluted share.

  Other income in the current year first quarter was negatively impacted by lower pre-tax interest income, which was $0.7 million below the prior year first quarter, resulting from the lower cash and investment balance. Cash and investments were lower primarily due to the fiscal year 2007 acquisition and share repurchases.

  Company share repurchases of 1.7 million Class B shares during the current year first quarter had a minimal impact on diluted earnings per share. The shares were repurchased in the latter half of the quarter and, therefore, did not have a significant impact on the average shares outstanding for the quarter.

Operating cash flow for the first quarter of fiscal year 2008 was $17.4 million compared to $17.7 million in the first quarter of last year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings decreased to $56.1 million at September 30, 2007 compared to $80.4 million at June 30, 2007 primarily related to Company share repurchases during the quarter totaling $22.3 million.

James C. Thyen, Chief Executive Officer and President, stated, "Our operating income in the first quarter improved compared to the most recent fourth quarter on the expected decline in our SG&A costs from the elevated level in the fourth quarter. We have new products in the pipeline and are regularly evaluating potential acquisitions to aggressively grow our sales. We are working on improving our profits by reducing our total operating costs through targeted lean and other productivity initiatives."

Furniture Segment

Financial Highlights (Dollars in millions)	Three Months Ended

	Sept. 30, 2007	Sept. 30, 2006	Percent Change

Net Sales	$155.9	$151.3	3.0%
Income from Continuing Operations	$ 5.1	$ 5.9	(13.6%)
  Fiscal year 2008 first quarter net sales of branded furniture products, which includes office and hospitality furniture, were $155.9 million, an increase of 7.4% compared to the prior year net sales of $145.2 million, due to increased sales in both the office and hospitality furniture industries.

  There were no net sales of contract private label products during the first quarter of fiscal year 2008 as the planned exit of this product line is complete. Contract private label product net sales totaled $6.1 million in the prior year first quarter.

  Income from continuing operations was negatively impacted by higher discounting on select office furniture product, competitive pricing pressures in the hospitality industry, and increased investments in the segment's sales force. Price increases on select product partially offset these higher costs.

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in millions)	Three Months Ended

	Sept. 30, 2007	Sept. 30, 2006	Percent Change

Net Sales	$178.0	$158.5	12.4%
Income (Loss) from Continuing Operations	$ 0.8	($0.5)	247.8%
  EMS segment first quarter fiscal year 2008 net sales included:
    $36.6 million of sales from a fiscal year 2007 acquisition
    Approximately $33 million reduction in sales due to a change in the price of finished product sold to one customer (The cost of raw material which the Company purchases from this same customer was reduced by the same amount, and therefore, this pricing change had no impact on income from continuing operations.)

   Net sales to customers in the medical and industrial controls industries were higher in the first quarter compared to last year while net sales to customers in the automotive industry declined compared to the prior year.

  The increase in earnings in the first quarter compared to the prior year resulted primarily from the funds received as part of the Polish offset credit program mentioned above in the consolidated comments and the higher sales volumes in this segment.

  The Company's new China facility had its first full quarter of production during the quarter ended September 30, 2007. This facility is in the process of adding customers and production lines and will continue to operate at a loss until fully ramped up. Start-up losses at the China facility approximated $0.02 per Class B diluted share in the current year first quarter which approximated the impact in the prior year first quarter, but was an improvement from the $0.03 per Class B diluted share impact reported in the fourth quarter of fiscal year 2007.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release include net sales adjusted for an acquisition, a customer pricing change and contract private label sales; income from continuing operations excluding restructuring charges; and earnings per share from continuing operations excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. For the non-GAAP sales measure, management believes it is useful for investors to easily see the impact of these items on net sales to assist in understanding the sales variance to the first quarter of the prior year. For the income and earnings per share non-GAAP measures, management believes it is useful for investors to understand how its core operations performed without the effects of costs incurred in executing its restructuring plans. Excluding these costs allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities and unexpected integration issues with acquisitions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2007.

Conference Call / Webcast
Kimball International will conduct its first quarter financial results conference call beginning at 2:00 PM Eastern Time today, November 5, 2007. To listen to the live conference call, dial 800-659-1966, or for international calls, dial 617-614-2711. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 19, 2007, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 51025429.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Furniture segment and the Electronic Manufacturing Services segment. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the first quarter ended September 30, 2007, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	September 30, 2007	September 30, 2006

Net Sales	$ 333,937	100.0%	$ 309,779	100.0%
Cost of Sales	266,157	79.7%	245,114	79.1%

Gross Profit	67,780	20.3%	64,665	20.9%

Selling, General & Administrative Expenses	59,495	17.8%	56,168	18.1%
Restructuring Expense	321	0.1%	334	0.1%

Operating Income	7,964	2.4%	8,163	2.7%
Other Income - Net	2,330	0.7%	2,532	0.7%

Income from Continuing Operations Before Taxes on Income	10,294	3.1%	10,695	3.4%
Provision for Income Taxes	3,732	1.1%	4,412	1.4%

Income from Continuing Operations	6,562	2.0%	6,283	2.0%
Loss from Discontinued Operations, Net of Tax	(124)	(0.1%)	(2,612)	(0.8%)

Net Income	$ 6,438	1.9%	$ 3,671	1.2%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.18		$0.16
Class B	$0.17		$0.16
Diluted from Continuing Operations:
Class A	$0.17		$0.16
Class B	$0.17		$0.16
Basic:
Class A	$0.17		$0.10
Class B	$0.17		$0.10
Diluted:
Class A	$0.17		$0.09
Class B	$0.17		$0.10

Average Shares Outstanding
Basic	37,632		38,287
Diluted	38,146		38,915

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Three Months Ended
($000's)	September 30, 2007	September 30, 2006

Net Cash Flow provided by Operating Activities	$ 17,390	$ 17,678
Net Cash Flow provided by/(used for) Investing Activities	6,031	(39,955)
Net Cash Flow used for Financing Activities	(26,478)	(9,797)
Effect of Exchange Rates	1,459	(33)

Net Decrease in Cash & Cash Equivalents	(1,598)	(32,107)
Cash & Cash Equivalents at Beginning of Period	35,027	64,857

Cash & Cash Equivalents at End of Period	$ 33,429	$ 32,750

Condensed Consolidated Balance Sheets
	(Unaudited)
($000's)	September 30, 2007	June 30, 2007

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 83,723	$ 102,377
Receivables, Net	175,311	172,190
Inventories	144,710	135,901
Prepaid Expenses and Other Current Assets	41,231	34,348
Assets Held for Sale	2,969	3,032
Property & Equipment, Net	175,329	173,800
Capitalized Software, Net	16,865	18,763
Goodwill	15,583	15,518
Other Assets	35,290	38,812

Totals	$ 691,011	$ 694,741

Liabilities & Share Owners' Equity
Current Liabilities	$ 264,899	$ 249,237
Long-Term Debt, Less Current Maturities	731	832
Deferred Income Taxes & Other	17,890	17,224
Share Owners' Equity	407,491	427,448

Totals	$ 691,011	$ 694,741

Reconciliation of Non-GAAP Financial Measures

Net Sales, Adjusted for the Acquisition, Contract Private Label Products and Customer Pricing Adjustment

(Unaudited)	Three Months Ended
($ in millions)	September 30,	September 30,	Percent
	2007	2006	Change

Net Sales, as reported	$ 333.9	$ 309.8	8%
Less: Net Sales of Fiscal Year 2007 Acquisition	36.6	--
Less: Net Sales of Contract Private Label Products	--	6.1
Plus: Customer Pricing Adjustment	33.1	--

Net Sales, Excluding the Impact of the Acquisition, Contract Private Label Products and Customer Pricing Adjustment	$ 330.4	$ 303.7	9%

Income from Continuing Operations, Excluding Restructuring Charges

(Unaudited)	Three Months Ended
($ in millions, except per share data)	September 30,	September 30,
	2007	2006

Income from Continuing Operations, as reported	$ 6.6	$ 6.3
Restructuring Charges, Net of Tax	0.2	0.2

Income from Continuing Operations, Excluding Restructuring Charges	$ 6.8	$ 6.5

Earnings Per Share of Common Stock, Excluding Restructuring Charges

Diluted from Continuing Operations, Class B, as reported	$0.17	$0.16
Diluted Impact of Restructuring Charges, Class B	$0.01	$0.01

Diluted from Continuing Operations, Class B, Excluding Restructuring Charges	$0.18	$0.17

Supplementary Information

Components of Other Income, Net

(Unaudited)	Three Months Ended
($ in millions)	September 30,	September 30,
	2007	2006

Interest Income	$ 0.9	$ 1.6
Interest Expense	(0.4)	(0.3)
Foreign Currency/Derivative Gain	0.1	0.2
Gain on Supplemental Employee Retirement Plan Investment	0.1	0.5
Polish offset credit program	1.3	--
Other Non-Operating Income	0.3	0.5

Other Income, Net	$ 2.3	$ 2.5